CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130651 on Form S-8 of our report dated June 23, 2008, relating to the financial statements and supplemental schedule of Bunge Savings Plan – Supplement A appearing in this Annual Report on Form 11-K of Bunge Savings Plan – Supplement A for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
June 25, 2008